As filed with the Securities and Exchange Commission on March 8, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tivity Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware	62-1117144
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Cool Springs Boulevard Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

Nutrisystem Stock Incentive Plan

(Full title of the plans)

Mary Flipse

Chief Legal and Administrative Officer

Tivity Health, Inc.

701 Cool Springs Boulevard

Franklin, Tennessee 37067

(Name and address of agent for service)

(800) 869-5311

(Telephone number, including area code, of agent for service)

Copies to:

J. Page Davidson

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

(615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value	1,565,485	$19.52	$30,558,267.20	$3,703.66

(1)

This Registration Statement on Form S-8 relates to 1,565,485 shares of common stock, $0.001 par value per share (“Common Stock”), of Tivity Health, Inc. (the “Registrant”), which consists of (i) 918,607 shares of Common Stock subject to performance-based restricted stock unit awards that were outstanding under the Nutrisystem Stock Incentive Plan (the “Plan”) and were assumed by the Registrant at the Effective Time (as defined in that certain Agreement and Plan of Merger, dated as of December 9, 2018 (the “Merger Agreement”), by and among the Registrant, Sweet Acquisition, Inc., a wholly owned subsidiary of the Registrant, and Nutrisystem, Inc. (“Nutrisystem”)), and that, pursuant to the terms of the Merger Agreement, were adjusted to take account of the Equity Award Exchange Ratio (as defined below); (ii) 257,758 shares of Common Stock subject to restricted stock awards that were outstanding under the Plan and were assumed by the Registrant at the Effective Time, and that, pursuant to the terms of the Merger Agreement, were adjusted to take account of the Equity Award Exchange Ratio; and (iii) 389,120 shares of Common Stock that are reserved and available for issuance pursuant to future awards under the Plan. The “Equity Award Exchange Ratio” is equal to the sum of (i) 0.2141 plus (ii) the quotient of (x) $38.75 in cash, divided by (y) average of the volume-weighted averages of the trading price per share of Common Stock on the Nasdaq Global Select Market (“Nasdaq”) on each of the five full consecutive trading days ending on March 6, 2019.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(3)

Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported per share of Common Stock on Nasdaq on March 7, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the Note to Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the Note to Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed with the Commission by Tivity Health, Inc. (the “Registrant”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) are incorporated herein by reference.

(i) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on February 26, 2019;

(ii) The Registrant’s Current Report on Form 8-K, filed with the Commission on March 8, 2019; and

(iii) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on June 21, 2000, including any amendments or reports filed for the purpose of updating such description.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or willfully or negligently approved an unlawful stock redemption or repurchase or obtained an improper personal benefit in a transaction. The certificate of incorporation of the Registrant, as amended and restated from time to time, contains a provision that eliminates directors’ personal liability as set forth above.

The Registrant’s certificate of incorporation provides that the Registrant shall indemnify its current or former directors and officers to the extent permitted by Delaware law. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its current or former directors, officers, employees and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any current or former director, officer, employee or agent, or person who is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any current or former director, officer, employee or agent, or person who is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a current or former director or officer or employee of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director or officer has met the applicable standard of conduct under such subsections shall be made by (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the stockholders.

In addition, the Registrant has entered into indemnification agreements with its directors. These agreements, among other things, require the Registrant to indemnify its directors for certain expenses, including attorneys’ fees, incurred by a director in any action or proceeding arising out of such person’s services as a director.

The Registrant also has in effect insurance policies for general officers’ and directors’ liability insurance covering all of the Registrant’s officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Tivity Health, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to Tivity Health’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2008 (File No. 000-19364)).

4.2	Certificate of Amendment to Restated Certificate of Incorporation of Tivity Health, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to Tivity Health’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013 (File No. 000-19364)).

4.3	Certificate of Amendment to Restated Certificate of Incorporation of Tivity Health, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to Tivity Health Inc.’s Current Report on Form 8-K, filed January 10, 2017 (File No. 000-19364)).

4.4	Second Amended and Restated Bylaws of Tivity Health, Inc. (incorporated herein by reference to Exhibit 3.2 to Tivity Health Inc.’s Current Report on Form 8-K, filed January 10, 2017 (File No. 000-19364)).

5.1	Opinion of Bass, Berry & Sims, PLC*

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of the Registrant.*

23.2	Consent of Bass, Berry & Sims, PLC (included in Exhibit 5.1 hereto)*

24.1	Power of Attorney (included on signature page of this Registration Statement)*

99.1	Nutrisystem Stock Incentive Plan*

*	Filed herewith

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filing with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Franklin, State of Tennessee, on the 8th day of March, 2019.

TIVITY HEALTH, INC.

By:	/s/ Donato Tramuto
Name:	Donato Tramuto
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Donato Tramuto, Adam Holland and Mary Flipse, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Capacity	Date

/s/ Donato Tramuto	Chief Executive Officer and Director	March 6, 2019
Donato Tramuto	(Principal Executive Officer)

/s/ Adam Holland	Chief Financial Officer	March 6, 2019
Adam Holland	(Principal Financial Officer)

/s/ Ryan Wagers	Chief Accounting Officer	March 6, 2019
Ryan Wagers	(Principal Accounting Officer)

/s/ Sara J. Finley	Director	March 6, 2019
Sara J. Finley

/s/ Archelle Georgiou, M.D.	Director	March 6, 2019
Archelle Georgiou, M.D.

/s/ Robert J. Greczyn, Jr.	Director	March 6, 2019
Robert J. Greczyn, Jr.

/s/ Peter A. Hudson, M.D.	Director	March 6, 2019
Peter A. Hudson, M.D.

/s/ Beth M. Jacob	Director	March 6, 2019
Beth M. Jacob

/s/ Bradley S. Karro	Director	March 6, 2019
Bradley S. Karro

/s/ Paul H. Keckley, Ph.D.	Director	March 6, 2019
Paul H. Keckley, Ph.D.

/s/ Lee A. Shapiro	Director	March 6, 2019
Lee A. Shapiro

/s/ Kevin G. Wills	Chairman and Director	March 6, 2019
Kevin G. Wills